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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Hanmi Financial Corporation of our report dated January 25, 2004, with respect to the consolidated balance sheets of Hanmi Financial Corporation and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on From 10-K/A of Hanmi Financial Corporation.



                                    KPMG LLP


Los Angeles, California
May 21, 2004